Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 (file No. 333-178204) and the amendments thereto filed by Howard Bancorp, Inc. with the Securities and Exchange Commission of our report dated March 23, 2012 related to the consolidated balance sheets of Howard Bancorp, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

May 14, 2012